Exhibit 10.32

AMENDMENT TO

AMERICAN DENTAL PARTNERS, INC.

2005 DIRECTORS STOCK OPTION PLAN, AS AMENDED

The American Dental Partners, Inc. 2005 Directors Stock Option Plan (the “Plan”) is hereby amended pursuant to the following provisions:

1.	Definitions

All capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.

2.	Exercise Price of Stock Options

Section 5(b) of the Plan is hereby deleted in its entirety and replaced with the following:

(a)	Exercise Price

The exercise price per Share issuable upon exercise of a Stock Option shall be determined by the Committee at the time of grant and set forth in the applicable Stock Options Agreement; provided that such exercise price shall not be less than the fair market value per Share on the date the Option is granted. For purposes of the Plan, the fair market value of the Shares shall mean, as of any given date, the (i) last reported sale price on the New York Stock Exchange on that date, (ii) last reported sale price on the Nasdaq Stock Market on that date, (iii) mean between the high and low bid and ask prices, as reported by the National Association of Securities Dealers, Inc. on that date, or (iv) last reported sale price on any other stock exchange on which the Shares are listed on that date, whichever is applicable; provided that if none of the foregoing is applicable, then the fair market value of the Shares shall be the value determined in good faith by the Committee, in its sole discretion.

3.	Effective Date; Construction

The effective date of this amendment is February 23, 2010, and this amendment shall be deemed to be a part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effect without change.